PROSPECTUS

                          CENTURY COMMUNICATIONS CORP.
                 OFFER TO EXCHANGE UP TO $605,000,000 AGGREGATE
                      PRINCIPAL AMOUNT AT MATURITY OF ITS
              SENIOR DISCOUNT NOTES DUE JANUARY 15, 2008, SERIES B
                       FOR ANY AND ALL OF ITS OUTSTANDING
              SENIOR DISCOUNT NOTES DUE JANUARY 15, 2008, SERIES A
[LOGO]

                            ------------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                        APRIL 24, 1998, UNLESS EXTENDED.

                            ------------------------

     Century Communications Corp., a New Jersey corporation (the 'Company'), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (as defined herein, which together with this Prospectus constitute the 'Exchange Offer'), to exchange $1,000 principal amount at maturity of Senior Discount Notes due January 15, 2008, Series B (the 'New Notes') of the Company for each $1,000 principal amount at maturity of the issued and outstanding Senior Discount Notes due January 15, 2008, Series A (the 'Existing Notes') of the Company from the Registered Holders (as defined herein) thereof. As of the date of this Prospectus, there is $605,000,000 aggregate principal amount at maturity of the Existing Notes outstanding. The terms of the New Notes are identical in all material respects to the Existing Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), and therefore will not bear legends restricting their transfer. Certain provisions of the Registration Rights Agreement (as defined herein) providing for payment of liquidated damages under certain circumstances relating to such Registration Rights Agreement will terminate upon the issuance of the New Notes. The New Notes will evidence the same debt as the Existing Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture, dated January 15, 1998, between the Company and First Trust of California, National Association, as trustee (the 'Trustee'), pursuant to which the Existing Notes were issued. As used herein, the term 'Notes' means the Existing Notes and the New Notes treated as a single class. See 'The Exchange Offer' and 'Description of the Notes.'

     The Notes, which mature on January 15, 2008, are limited to $605,000,000 in aggregate principal amount at maturity. The Existing Notes were sold at a substantial discount from the principal amount payable at their maturity. There will be no periodic payments of interest on the Notes. Original issue discount (the difference between the issue price and the stated redemption price at maturity of a Note), accrues from January 15, 1998 and continuing during the period in which a Note remains outstanding, at 9.05% per annum (the 'Yield to Maturity'), calculated on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. Original issue discount will cease to accrue with respect to any Note on the date the principal thereof shall become due (whether at maturity or upon acceleration) or on the date fixed for purchase thereof. If the Company shall fail to deposit with the Trustee or any paying agent an amount of money sufficient to discharge the principal of any Note when due or to purchase any Note when so required, then interest on the overdue amount shall thereupon accrue at the Yield to Maturity. For information as to the federal income tax consequences of original issue discount on the holder of a Note, see 'Certain Federal Income Tax Considerations.' The Notes will not be entitled to the benefit of any sinking fund.

     Following the occurrence of a Triggering Event (as defined herein), each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the Accreted Value (as defined herein) of the Notes on the date of purchase. See 'Description of the Notes.'

     The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of

                                                        (Continued on next page)

                            ------------------------

SEE 'RISK FACTORS' BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT
         SHOULD BE CONSIDERED BY REGISTERED HOLDERS PRIOR TO TENDERING
                      EXISTING NOTES IN THE EXCHANGE OFFER.
                            ------------------------

THE SECURITIES  HAVE NOT BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES  AND
 EXCHANGE  COMMISSION OR  ANY STATE  COMMISSION NOR HAS THE  COMMISSION OR  ANY
  STATE  SECURITIES  COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 17, 1998.

(Continued from cover)

payment to all future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and to all existing and future indebtedness of the Company's subsidiaries. As of November 30, 1997, the Company and its subsidiaries would have had, on a pro-forma basis, an aggregate of approximately $2.381 billion of indebtedness outstanding, including the Notes, of which approximately $667.1 million would have been indebtedness of subsidiaries which would have been effectively senior to the Notes and the balance of which is pari passu in right of payment with the Notes. See 'Use of Proceeds' and 'Description of the Notes.'

     The Company will accept for exchange any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). See 'The Exchange Offer -- Expiration Date; Extensions; Amendments.' Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See 'Procedures for Tendering Existing Notes -- Withdrawal Rights.' The Exchange Offer is subject to certain customary conditions. See 'The Exchange Offer -- Conditions to the Exchange Offer.'

     Existing Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) and pursuant to Regulation S under the Securities Act were represented by global Note certificates in definitive fully registered form, registered in the name of a nominee of The Depository Trust Company ('DTC'), as depositary. The New Notes exchanged for Existing Notes represented by the global Note certificates will be represented by global Note certificates in definitive fully registered form, registered in the name of the nominee of DTC, as depositary, unless the beneficial holders thereof request otherwise. The global Note certificates will be exchangeable, upon ten days' prior written notice, for New Notes in definitive fully registered form, in denominations of $1,000 and integral multiples thereof. See 'Description of Notes -- Book-Entry Delivery and Form.'

     Based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') set forth in no-action letters issued to third parties with respect to similar transactions, including Exxon Capital Holding Corp. (available May 13, 1988) ('Exxon Capital'), Morgan Stanley & Co. Inc. (available June 5, 1991) ('Morgan Stanley') and similar no-action letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an 'affiliate' of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Each Registered Holder of Existing Notes, other than a broker-dealer, must acknowledge that it is not engaged in, has no arrangement or understanding with any person to participate in and does not intend to engage in a distribution of New Notes. Any Registered Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes (i) cannot rely on such an interpretation by the Staff of the Commission, (ii) will not be able to validly tender Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the 'Registration Statement') under the Securities Act with respect to the New Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission. For further information with respect to the Company, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such material filed by the Company with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is http://www.sec.gov. The Company's Class A Common Stock is listed on The Nasdaq Stock Market and the Company therefore also files reports, proxy and information statements and other information with the National Association of Securities Dealers, Inc. ('NASD'). The above material can be inspected at the Nasdaq Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. In the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture to file with the Commission the reports, proxy and information statements and other documents and information specified in Sections 13 and 15(d) of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The following reports filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: the Annual Report on Form 10-K for the fiscal year ended May 31, 1997, the Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1997 and November 30, 1997 and the Current Report on Form 8-K filed on December 10, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the New Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to Scott N. Schneider, Chief Financial Officer, Senior Vice President and Treasurer, Century Communications Corp., 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's telephone number is (203) 972-2000. In order to ensure timely delivery of the documents, any request should be made no later than five days prior to the expiration date.

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

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENTS, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY WITH RESPECT TO TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS; THE CONSEQUENCES OF FAILURE TO EXCHANGE; THE NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES; THE COMPANY'S NET LOSSES AND STOCKHOLDERS' DEFICIENCY; THE COMPANY'S DEBT STRUCTURE; THE COMPETITIVE NATURE OF THE CABLE TELEVISION AND WIRELESS TELEPHONE INDUSTRIES; RISK ASSOCIATED WITH YEAR 2000; REGULATION; THE ABSENCE OF A PUBLIC MARKET FOR THE NOTES; RESTRICTIVE COVENANTS AND CONSEQUENCES OF DEFAULT CONTAINED IN THE COMPANY'S FINANCING ARRANGEMENTS; CONTROL BY CERTAIN OF THE COMPANY'S STOCKHOLDERS; THE RECOVERY OF THE COMPANY'S AUSTRALIAN INVESTMENT; OPERATING HAZARDS AND UNINSURED RISKS; REFINANCING AND INTEREST RATE EXPOSURE RISKS; AND POTENTIAL FOR CHANGES IN ACCOUNTING STANDARDS.

     PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE INFORMATION UNDER 'RISK FACTORS,' 'MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,' AND 'BUSINESS' IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

                            ------------------------
CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE INITIAL PURCHASER MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR AND PURCHASE NOTES IN THE OPEN MARKET AND MAY IMPOSE PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION.'

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

                                   IMPORTANT

     To properly tender Existing Notes, the following procedures must be followed:

      Each beneficial owner owning interests in the Existing Notes ('Beneficial Owner') through a DTC Participant (as defined below) must instruct such DTC Participant to cause Existing Notes to be tendered in accordance with the procedures set forth in this Prospectus.

      Each participant (a 'DTC Participant') in the Depository Trust Company ('DTC') holding Existing Notes through DTC must (i) electronically transmit its acceptance to DTC through the DTC Automated Tender Offer Program ('ATOP'), for which the transaction will be eligible, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message (as defined herein) to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth under 'Procedures for Tendering Existing Notes -- Guaranteed Delivery Procedures -- Notes held through DTC.' By tendering through ATOP, DTC Participants will expressly acknowledge receipt of the accompanying Letter of Transmittal and agree to be bound by its terms and the Company will be able to enforce such agreement against such DTC Participants.

      Each registered owner of a registered certificated Existing Note (a 'Registered Holder') must (i) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Existing Notes, to the Exchange Agent at its address set forth under 'Procedures for Tendering Existing Notes -- Exchange Agent,' or (ii) comply with the guaranteed delivery procedures set forth under 'Procedures for Tendering Existing Notes -- Guaranteed Delivery Procedures -- Notes held by Registered Holders.'

     For purposes of this Prospectus, 'Tendering Holder' shall mean (i) each DTC Participant that has properly transmitted (and not properly withdrawn) its acceptance through ATOP and in respect of which DTC has sent an Agent's Message,
(ii) each Registered Holder that has timely delivered to the Exchange Agent (and not properly withdrawn) a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Existing Notes, or (iii) each DTC Participant or Registered Holder that has complied with the guaranteed delivery procedures set forth herein.

     The information in this Prospectus concerning DTC and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

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

                                    SUMMARY

     The following summary is qualified in its entirety by, and is subject to, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in 'Risk Factors.' See 'Forward-Looking Statements.'

                                  THE COMPANY

     The Company was incorporated in New Jersey on December 5, 1985 as the holding company for a corporation of the same name incorporated in Texas on June 12, 1973. The Company is engaged primarily in the ownership and operation of cable television systems and wireless telephone systems. The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840, and its telephone number is (203) 972-2000.

                               THE EXCHANGE OFFER

     The Existing Notes were issued and sold on January 15, 1998 in a transaction (the 'Initial Offering') exempt from the registration requirements of the Securities Act and applicable state securities laws and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. The Exchange Offer is being made with respect to all outstanding Existing Notes. See 'The Exchange Offer.' The New Notes will be entitled to the benefits of the same Indenture under which the Existing Notes were issued. See 'Description of the Notes.'

The Exchange Offer..................  The Company is offering to exchange pursuant to the Exchange Offer $1,000 principal amount at maturity of New Notes in exchange for each outstanding
                                      $1,000 principal amount at maturity of Existing Notes. As of the date hereof, $605,000,000 aggregate principal amount at maturity of the Existing
                                      Notes are outstanding. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes except that the New
                                      Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer. Certain provisions of the
                                      Registration Rights Agreement providing for the payment of liquidated damages under certain circumstances relating to such Registration Rights
                                      Agreement (as defined below) will terminate upon the issuance of the New
                                      Notes. See 'The Exchange Offer -- Purpose and Effect of the Exchange
                                      Offer.'
                                      Based on no-action letters issued by the Staff of the Commission to third parties with respect to similar transactions, including Exxon Capital,
                                      Morgan Stanley and similar no-action letters, the Company believes that the
                                      New Notes issued pursuant to the Exchange Offer in exchange for Existing
                                      Notes may be offered for resale, resold and otherwise transferred by
                                      Registered Holders thereof (other than any such Registered Holder that is an affiliate of the Company) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such
                                      New Notes are acquired in the ordinary course of such Registered Holders'
                                      business and such Registered Holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the New Notes.

                                      However, the Company has not sought a no-action letter with respect to the
                                      Exchange Offer and there can be no assurance that the Staff of the
                                      Commission would make a similar determination with respect to the Exchange
                                      Offer. Each Registered Holder of Existing Notes, other than a broker-dealer, must acknowledge that it is not engaged in, has no arrangement or understanding with any person to participate in, and does not intend to engage in a distribution of, New Notes. Any Registered Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes (i) will not be able to rely on the interpretations of the Staff of the Commission set forth in the above-referenced no-action letters, (ii) will not be able to validly tender
                                      Existing Notes in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. In addition, each broker-dealer that receives New Notes for its own account pursuant to the
                                      Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This
                                      Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has
                                      agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'The Exchange Offer -- Purpose and Effect of the Exchange Offer -- Transferability' and 'Plan of
                                      Distribution.'
Purpose and Effect of the Exchange
  Offer.............................  In connection with the Initial Offering, the Company entered into the
                                      Registration Rights Agreement dated January 15, 1998 (the 'Registration
                                      Rights Agreement') with Merrill Lynch, Pierce, Fenner & Smith Incorporated
                                      (the 'Initial Purchaser') providing for the Exchange Offer. Pursuant to the
                                      Registration Rights Agreement, the Company agreed to file with the
                                      Commission and use its best efforts to cause to become effective the
                                      Registration Statement with respect to the Exchange Offer for the New Notes registered under the Securities Act, with terms identical in all material respects to the terms of the Existing Notes except that the New Notes will be registered under the Securities Act, and therefore will not bear legends restricting their transfer. The New Notes will not receive the benefits of certain provisions of the Registration Rights Agreement which provide for payment of liquidated damages relating to the Company's failure to meet specified milestones with respect to certain registration rights (as described therein) which provisions will terminate upon the issuance of the
                                      New Notes. See 'The Exchange Offer -- Purpose and Effect of the Exchange
                                      Offer.' In addition, if the Exchange Offer cannot be consummated within 210 days after the Initial Issue Date for any

                                      reason, or if the Initial Purchaser so requests with respect to (i)
                                      Existing Notes not eligible or permitted to be exchanged or (ii) New Notes received that are not fully tradeable, the Company will be required to file a Shelf Registration Statement (the 'Shelf Registration Statement') for an
                                      offering to be made on continuous basis pursuant to Rule 415 under the
                                      Securities Act. See 'The Exchange Offer -- Purpose and Effect of the
                                      Exchange Offer -- Shelf Registration Statement.'
Expiration Date.....................  The Exchange Offer will expire at 5:00 p.m., New York City time, on the
                                      Expiration Date (as defined herein), unless the Exchange Offer is extended as provided herein, in which case the term 'Expiration Date' means the latest date and time to which the Exchange Offer is extended. Any Existing
                                      Notes not accepted for exchange for any reason will be returned without expense to the Tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See ' -- Terms of the
                                      Exchange Offer.'
Exchange Date.......................  As soon as practicable after the close of the Exchange Offer, the Company will accept for exchange all Existing Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration
                                      Date. See 'The Exchange Offer -- Exchange Date.'
Conditions to the Exchange Offer....  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company reserves the right to amend, terminate or extend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Exchange Offer is not conditioned on any minimum aggregate principal amount at maturity of Existing Notes being tendered for exchange. See 'The Exchange Offer -- Conditions.'
Consequences of Failure to
  Exchange..........................  Registered Holders of Existing Notes who do not exchange their Existing
                                      Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing
                                      Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                                     PROCEDURES FOR TENDERING EXISTING NOTES

Tendering Existing Notes............  Each Beneficial Owner of Existing Notes held through a DTC Participant must instruct such DTC Participant to cause its Existing Notes to be tendered in accordance with the procedures set forth under 'Procedures for Tendering
                                      Existing Notes -- Tendering Existing Notes -- Notes held through a
                                      Custodian.'

                                      Each DTC Participant holding Existing Notes through DTC must (i)
                                      electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange
                                      Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus and in the Notice of Guaranteed Delivery. See
                                      'Procedures for Tendering Existing Notes -- Tendering Existing
                                      Notes -- Notes held through DTC' and ' -- Guaranteed Delivery
                                      Procedures -- Notes held through DTC.'
                                      Each Registered Holder must (i) complete and sign a Letter of Transmittal, and mail or deliver such Letter of Transmittal, and all other documents required by the Letter of Transmittal, together with certificate(s)
                                      representing all tendered Existing Notes, to the Exchange Agent at its address set forth under 'Procedures for Tendering Existing
                                      Notes -- Exchange Agent,' or (ii) comply with the guaranteed delivery procedures set forth in this Prospectus. See 'Procedures for Tendering
                                      Existing Notes -- Tendering Existing Notes -- Notes held by Registered
                                      Holders' and ' -- Guaranteed Delivery Procedures -- Notes held by
                                      Registered Holders.'
                                      By tendering, each Registered Holder and each DTC Participant will represent to the Company that, among other things, (i) it is not an
                                      Affiliate of the Company, (ii) it is not a broker-dealer tendering Existing
                                      Notes acquired directly from the Company for its own account, (iii) the New
                                      Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such Registered Holder and (iv) it has no arrangements or understandings with any person to participate in the
                                      Exchange Offer for the purpose of distributing the New Notes. See
                                      'Procedures for Tendering Existing Notes -- Tendering Existing Notes.'
Guaranteed Delivery
  Procedures........................  DTC Participants holding Existing Notes through DTC who wish to cause their
                                      Existing Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See
                                      'Procedures for Tendering Existing Notes -- Guaranteed Delivery
                                      Procedures -- Notes held through DTC.'
                                      Registered Holders who wish to tender their Existing Notes but (i) whose
                                      Existing Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their
                                      Existing Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender in accordance with the procedures set forth in this Prospectus. See
                                      'Procedures for Tendering Existing Notes -- Guaranteed Delivery
                                      Procedures -- Notes held by Registered Holders.'
Withdrawal Rights...................  Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn as provided herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See 'The Exchange Offer -- Withdrawal of Tenders.'

Exchange Agent......................  First Trust of California, National Asociation is serving as Exchange Agent in connection with the Exchange Offer. See 'The Exchange Offer -- Exchange
                                      Agent.'
Use of Proceeds.....................  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. Net proceeds received by the Company from the sale of the Existing Notes were applied to repay temporarily borrowings under the
                                      Company's Cable Operations' Credit Agreements (as defined herein) and for capital expenditures, operations, acquisitions and other investments that would have otherwise been paid for under the Cable Operations' Credit
                                      Agreements.
Certain Federal Income Tax
  Consequences......................  The exchange of Existing Notes for New Notes will not be a taxable exchange for Federal income tax purposes. See 'Certain Federal Income Tax
                                      Considerations.'

                                 THE NEW NOTES

     The Exchange Offer applies to $605,000,000 aggregate principal amount at maturity of Existing Notes. The terms of the New Notes are identical in all material respects to the Existing Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. Certain provisions of the Registration Rights Agreement providing for the payment of liquidated damages under certain circumstances relating to such Registration Rights Agreement will terminate upon the issuance of the Existing Notes. The New Notes will evidence the same debt as the Existing Notes and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture, under which both the Existing Notes were, and the New Notes will be, issued. See 'Description of Notes.'

The New Notes.......................  $605,000,000 aggregate principal amount at maturity of Senior Discount
                                      Notes due January 15, 2008, Series B. The Existing Notes were issued at a substantial discount to their aggregate principal amount at maturity.
                                      Original issue discount accrues on the Notes from January 15, 1998 and continuing during the period in which the Notes remain outstanding. See
                                      'Certain Federal Income Tax Considerations' for a discussion of the federal income tax consequences of original issue discount. Such original issue discount represents an annual yield to maturity based on the issue price of
                                      9.05% (calculated on a semi-annual bond equivalent basis). There will be no periodic payments of interest on the New Notes. The New Notes may not be redeemed prior to maturity and will not be entitled to the benefit of any sinking fund.
Maturity Date.......................  January 15, 2008.
Ranking.............................  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The New
                                      Notes will be effectively subordinated to all secured indebtedness of the
                                      Company to the extent of the assets securing such indebtedness and all existing and future indebtedness of the subsidiaries of the Company. As of
                                      November 30, 1997, on a pro-forma basis, including the net proceeds from the issuance of the Existing Notes and the use of a

                                      portion of the proceeds therefrom to repay $185 million outstanding under the Cable Operations' Credit Agreements, the Company and its subsidiaries would have had an aggregate of approximately $2.381 billion of indebtedness outstanding, of which $667.1 million would have been indebtedness of subsidiaries effectively senior to the New Notes and the balance of which is pari passu in right of payment with the Notes. See 'Use of Proceeds' and
                                      'Description of the Notes.'
Right to Require Repurchase.........  Following the occurrence of a Triggering Event (as defined in 'Description of the Notes') each holder of New Notes will have the right to require the
                                      Company to purchase all or a portion of such holder's New Notes at a purchase price equal to 101% of the Accreted Value (as defined in
                                      'Description of the Notes') of such New Notes on the date of purchase. See
                                      'Description of the Notes -- Certain Rights to Require Repurchase of
                                      Notes.'
Certain Covenants...................  The Indenture (as defined in 'Description of the Notes') will contain certain covenants, including (i) limitations on indebtedness incurred by the Company and the Restricted Subsidiaries (as defined in 'Description of the Notes'), (ii) limitations on dividend and stock purchases (as defined in 'Description of the Notes'), (iii) restrictions on any investment by the
                                      Company and the Restricted Subsidiaries in any Affiliate or any
                                      Unrestricted Subsidiary (each as defined in 'Description of the Notes'), and (iv) limitations on transactions with Affiliates. In addition, the
                                      Indenture will limit the ability of the Company to consolidate, merge or sell all or substantially all of its assets. These covenants are subject to important exceptions and qualifications. See 'Description of the
                                      Notes -- Certain Covenants.'

     For additional information regarding the Notes, see 'Use of Proceeds', 'Description of Notes' and 'Certain Federal Income Tax Considerations.'

                                  RISK FACTORS

     Potential investors in the New Notes should carefully consider the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under the caption 'Risk Factors' prior to tendering Existing Notes in exchange for New Notes, including (i) the consequences of a failure to participate in the Exchange Offer, (ii) the degree of leverage of the Company, and (iii) the lack of a public market for the New Notes. See 'Risk Factors' beginning on page 12.

                                  RISK FACTORS

     Registered Holders should carefully consider the following risk factors, as well as the other information included or incorporated by reference in this Prospectus, prior to making a decision to tender their Existing Notes in the Exchange Offer. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause the Company's performance and the other matters discussed in the forward-looking statements to differ significantly from that discussed in the forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed as risk factors below and other factors discussed elsewhere in this Prospectus. The Company assumes no obligation to update its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any Existing Notes not tendered pursuant to the Exchange Offer will remain outstanding. Such Existing Notes will remain 'restricted securities' (within the meaning of the Securities Act). Accordingly, prior to the date that is two years after the later of the initial issue date thereof (the 'Initial Issue Date') and the last date on which the Company or any Affiliate of the Company was the owner of such Existing Notes (the 'Resale Restriction Termination Date'), such Existing Notes may be resold only (i) to the Company, (ii) to a person whom the seller reasonably believes is a 'qualified institutional buyer' purchasing for its own account or for the account of another 'qualified institutional buyer' in compliance with the resale limitations of Rule 144A, (iii) to an Institutional Accredited Investor that, prior to such transfer, furnishes to the Trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the limitations on resale provided by Rule 144 under the Securities Act (if available), (v) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (vi) pursuant to an effective registration statement under the Securities Act, or (vii) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for such non-tendered Existing Notes could be adversely affected upon completion of the Exchange Offer. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.

NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Existing Notes, Registered Holders of Existing Notes must transmit a properly completed Letter of Transmittal or an Agent's Message, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under 'The Exchange
Offer -- Exchange Agent' on or prior to the Expiration Date. In addition, either
(i) certificates for such Existing Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Existing Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Registered Holder must comply with the guaranteed delivery procedures described herein. See 'The Exchange Offer.'

NET LOSSES; STOCKHOLDERS' DEFICIENCY

     The Company has reported net losses of $141,875,000, $102,117,000, $82,625,000, $68,181,000 and $78,469,000 for the fiscal years ended May 31,
1997, 1996 and 1995, and the six months ended November 30, 1997 and 1996, respectively. The Company expects net losses to continue for the foreseeable future, at least until such time as the operations of its cable television systems and wireless telephone systems can generate sufficient earnings to offset the charges, including depreciation and amortization and interest expense, incurred in connection with such operations and its investments in plant associated with rebuilds and extensions of its cable television systems and expansion of the wireless telephone system infrastructure.

     Reflecting net losses in prior periods, the common stockholders' deficiency as stated on the Company's unaudited consolidated balance sheet at November 30, 1997 was $676,768,000. The Company's assets, including its cable television franchises and wireless telephone licenses, are recorded on its balance sheet at historical cost. The Company believes that the current fair value of such assets is significantly in excess of their historical cost.

LEVERAGE; CAPITAL REQUIREMENTS

     In recent years, the Company and its subsidiaries have incurred substantial indebtedness in connection with the acquisition, construction and start-up expenses of wireless telephone systems as well as the acquisition, upgrade and extension of cable television systems. At November 30, 1997, the Company and its subsidiaries had long-term debt (exclusive of current maturities of $31,526,000) of $2,284,405,000, including indebtedness under five credit agreements executed by subsidiaries of the Company and various banks (the 'Credit Agreements') and under a note agreement executed by a subsidiary of the Company in December 1992 (the 'Note Agreement'). At November 30, 1997, Centennial Cellular Corp., the Company's approximately 33% owned subsidiary ('Centennial Cellular'), had an aggregate of $475,500,000 outstanding principal amount of debt securities.

     The cable television and wireless telephone businesses are capital intensive. While cash generated from operations is expected to fund an increasing portion of the working capital requirements, capital expenditures and debt service obligations of the Company and its subsidiaries, the Company will require additional funds from bank borrowings and other sources. In the past, the Company has funded the principal obligations on its long-term debt by refinancing the principal with expanded bank lines of credit. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future. The Company has met and believes, based on current market conditions, that it will continue to meet its cash obligations with internally generated cash from operations, along with third party financing, primarily bank borrowings and the issuance of debt securities to the public, and anticipates that its cable television operations will continue to meet the debt service obligations under debt instruments applicable to the cable television operations. Principal payments are due under the Company's cable operations' and Centennial Cellular's debt instruments beginning in the fiscal year ending May 31, 2000, except for principal obligations of approximately $20,000,000 which are due in the fiscal year ending May 31, 1999 by a joint venture which has cable operations, for which such joint venture currently has adequate reserves. The Company will need to refinance certain of such obligations on or before such time and believes, based on current market conditions, that it will be able to do so. However, there can be no assurance that the Company will be successful in any such refinancing or that the terms of any such financing will be favorable to the Company. The indentures for the Company's outstanding issues of publicly-held debt (the 'Public Indentures') impose certain restrictions on the incurrence of additional indebtedness. See 'Restrictive Covenants; Consequences of Default' below.

     On January 7, 1998, the Company filed a registration statement with the Commission relating to the shelf registration of $500,000,000 of the Company's debt securities, which registration statement was declared effective by the Commission on January 28, 1998. This registration statement augments the remaining $77,000,000 in debt securities available for issuance under a previously filed registration statement.

     For the fiscal year ended May 31, 1997 and the six months ended November 30, 1997, earnings were less than fixed charges by $188,004,000 and $81,284,000, respectively. See 'Ratio of Earnings to Fixed Charges.' Such amounts reflect non-cash charges totaling $266,628,000 and $141,072,000 consisting of depreciation and amortization and subsidiary preferred stock dividends, respectively.

RESTRICTIVE COVENANTS; CONSEQUENCES OF DEFAULT

     The Credit Agreements limit the ability of certain subsidiaries of the Company to incur additional indebtedness, including intercompany indebtedness, or liens, to pay dividends to the Company and require that certain operating and financial tests be met, including the maintenance of the ratio of earnings before interest, depreciation and taxes (as defined in the Credit Agreements, 'EBIDT') to debt service for the Total Debt (as defined therein) of such subsidiaries, the ratio of Total Debt to EBIDT and the ratio of EBIDT to interest expense for the Total Debt of such subsidiaries at certain prescribed levels. Each of these requirements is currently being met. The Note Agreement imposes similar restrictions and requirements, including the maintenance of the ratio of Indebtedness to Operating Cash Flow (each as defined in the Note Agreement) at 4.50 to 1.00 and the ratio of Operating Cash Flow to Adjusted Debt Service (each as defined in the Note Agreement) at not less than
1.35 to 1.00, with which the Company is presently in compliance. The indentures governing the Company's public debt also contain various covenants including, but not limited to, the following: (i) restrictions on mergers, sales and consolidations, (ii) restrictions on dividends, redemptions or repurchase of the Company's capital stock or the capital stock of any of its affiliates, (iii) limitations on transactions with, or investments in, affiliates, (iv) restrictions on the ability to make loans to, or act as guarantor for, certain of its subsidiaries and affiliates, which presently consist of those subsidiaries and affiliates engaged in the wireless telephone and related businesses, and (v) the maintenance of various financial ratios. The Company is presently in compliance with each of the foregoing; however, the ability of the Company and its subsidiaries to comply with such provisions may be affected by events beyond their control.

     In the event of a default under the agreements pursuant to which the outstanding debt securities of the Company and its subsidiaries are issued, the holders of such debt or the trustee acting on their behalf could elect to declare all of such debt securities, together with accrued interest, to be due and payable. Under certain of such agreements, the creditors would also have other remedies available, including foreclosure on the capital stock of the Company's subsidiaries which is pledged to secure such debt. In addition, in the event of a default under the indentures governing the Company's public debt, the Company would be prohibited from making any payments on any Senior Subordinated Debt Securities (as defined herein) or Subordinated Debt Securities (as defined herein) until all debt senior thereto was paid in full. There can be no assurance that the assets of the Company would be sufficient to repay all such senior debt and any Senior Subordinated Debt Securities and Subordinated Debt Securities then outstanding.

     Management believes that the Company is not presently at risk of noncompliance with any of the covenants described above. However, there can be no assurance that this will continue to be the case.

CONTROL BY CERTAIN STOCKHOLDERS

     The ownership interest in the Company of Leonard Tow and certain trusts for the benefit of members of his family (the 'Tow Trusts'), constituting approximately 90.61% of the combined voting power of both the Class A Common Stock and the Class B Common Stock of the Company at February 27, 1998, gives them the power to elect all but one member of the Board of Directors of the Company and to control the vote on all other matters submitted to a vote of the Company's stockholders.

     Under certain of the Credit Agreements, an event of default occurs if Leonard Tow and/or members of his immediate family or the Tow Trusts cease to own, in the aggregate, stock of the Company having at least a majority of the combined voting power of both classes of Common Stock of the Company.

RECOVERY OF AUSTRALIAN INVESTMENT

     Since fiscal 1994, the Company has invested, through a wholly-owned subsidiary, approximately $151,000,000 in the Australian Pay TV industry, including approximately $126,000,000 in East Coast Pay Television Pty Limited, an Australian company ('ECT'). ECT has certain distribution, infrastructure utilization and franchise agreements with Australis Media Limited ('Australis'), another pay television company in Australia. As of the fiscal year ended May 31, 1997, the Company had written down $50,000,000 of its Australian investment. Additionally, in light of recent announcements by Australis relating to Australis' deteriorating financial condition and Australis' aborted business combination with

Foxtel (a competitive pay television provider in Australia), ECT wrote down the remaining net book value of certain of its intangible assets during the six months ended November 30, 1997. As a result, the Company's consolidated financial statements reflect a writedown of approximately $17,100,000 relating to these intangible assets, net of a gain of approximately $4,300,000 related to the sale of certain of ECT's assets during the quarter ended November 30, 1997.

     The Company is pursuing a strategy to sell its investments in its Australian interests and has retained an investment banker with respect thereto. Once the Company has developed its formal plan for disposition, including the means to complete that plan and the period expected to be required for completion of the disposition, the Company anticipates accounting for its Australian operations as discontinued operations.

     The Company is currently unable to predict the ultimate resolution of these matters. At November 30, 1997, the Company's investments in the various aspects of the Australian pay television industry have been fully written-down as a result of the aforementioned write-downs of Australian assets and the Company's percentage of cumulative losses of ECT and XYZ Entertainment Pty Limited, an Australian programming company.

FOREIGN CURRENCY EXCHANGE RATE RISKS: HEDGING

     The Company's monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the Company's Australian subsidiaries have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

     In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. In general, exchange rate risk to the Company's commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to the Company of these notes payable and notes receivable and debt linked to the U.S. dollar have and will continue to impact its reported earnings.

STOCK PURCHASE

     In October 1992, the Company's Board of Directors authorized the purchase of up to 2,000,000 shares of its Class A Common Stock in the open market and in privately negotiated transactions, depending on prevailing market conditions. During August 1997, the Company announced that its Board of Directors authorized the purchase in the open market and in privately negotiated transactions, from time to time, of up to 5,000,000 additional shares of Class A Common Stock, depending on prevailing market conditions. The Company purchased 171,500 shares of its Class A Common Stock in the open market for a purchase price of $660,000 during the fourth quarter of fiscal 1997. During the six months ended November 30, 1997, the Company purchased 1,929,500 additional shares of Class A Common Stock in the open market for an aggregate purchase price of $11,913,000. Subsequent to November 30, 1997, the Company purchased 30,000 shares of Class A Common Stock in the open market for an aggregate purchase price of $238,000. These shares purchased in fiscal 1997 and 1998 have been accounted for as treasury shares during the respective fiscal years. As of February 27, 1998, the Company is authorized to purchase 4,869,000 shares of Class A Common Stock after giving effect to the shares purchased to date.

RISK ASSOCIATED WITH YEAR 2000

     The Company is currently in the process of evaluating its computer software and data bases to determine whether modifications will be required to prevent problems related to the Year 2000, including its billing and collection activities. These problems, which have been widely reported in the media, could cause malfunctions in certain software and data bases with respect to dates on or about 2000. Most of the Company's customer related computer systems and data bases are managed by third parties under contractual arrangements. The Company has requested that such third parties advise the Company as to whether or not they anticipate any difficulties for clients in addressing Year 2000 problems and, if so, whether or not the Company would be adversely affected by any of such problems. Until such time as its service providers respond to the Company, the impact of Year 2000 on the Company's future operations and financial condition cannot be assessed. The Company will continue to monitor the impact on the Company of problems related to the Year 2000 and will work with its service providers to remedy problems that arise.

REGULATION

     The Telecommunications Act of 1996 (the '1996 Act') alters federal, state and local laws and regulations regarding telecommunications providers and services, including the cable television industry. The 1996 Act deregulates (except for basic services) cable service rates over a three-year period. Implementing regulations of the 1996 Act are currently being written. The effect that the 1996 Act will have on the Company's cable television business cannot be determined at this time.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES

     The Existing Notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not be paid on the Notes, original issue discount (generally the difference between the 'stated redemption price at maturity' and the 'issue price' of the Notes, as such terms are defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) will accrete on the Notes from the issue date of the Notes up to the maturity date. Consequently, holders of the Notes may be required to include amounts attributable to such original issue discount in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. See 'Certain Federal Income Tax Considerations' for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Notes.

ABSENCE OF PUBLIC MARKET FOR NOTES

     The Notes are a new issue of securities for which there is currently no trading market. The Company does not intend to apply for listing of the Notes on a national securities exchange or quotation of the Notes on the Nasdaq National Market. The Initial Purchaser had advised the Company that it intended to make a market in the Existing Notes, although the Initial Purchaser was not obligated to do so, and any such market making with respect to the Notes may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market that may develop for the Notes, the ability of the holders of the Notes to sell their Notes or the price at which such holders would be able to sell their Notes. If a market were to exist, the Notes could trade at prices that may be lower than the initial offering price of the Existing Notes, depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and the financial condition and performance of, and prospects for, the Company. See 'Plan of Distribution.'

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of the amount of fixed charges plus earnings before income taxes and extraordinary items. Fixed charges consist of interest, including amortization of debt issue costs and capitalized interest, subsidiary preferred stock dividends, and the portion of rent deemed representative of the interest factor. For the fiscal years ended May 31, 1993, 1994, 1995, 1996 and 1997 and the six months ended November 30, 1997, earnings as defined were less than fixed charges by approximately $68,553,000, $66,088,000, $114,448,000, $154,316,000,
$188,004,000 and $81,284,000, respectively. The increased deficiency of earnings to fixed charges reflects higher levels of interest expense as a result of increased borrowings incurred to finance acquisitions, capital expenditures, working capital requirements, debt service and increases in non-cash depreciation and amortization expense related to acquisitions and capital expenditures. See 'Risk Factors -- Leverage; Capital Requirements.'

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's Obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Existing Notes in like principal amount at maturity, the terms of which are the same in all material respects as the form and terms of the New Notes, except that the New Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof and will not contain certain provisions providing for payment of liquidated damages on the Existing Notes under certain circumstances relating to the Registration Rights Agreement. The net proceeds received by the Company from the sale of the Existing Notes were $245,605,712, after deducting expenses payable by the Company of approximately $500,000. The Company applied $96,000,000 of the net proceeds from the sale of the Existing Notes to repay temporarily a portion of the long-term debt outstanding under two credit agreements executed by subsidiaries of the Company and various banks (the 'Cable Operations' Credit Agreements'). The remainder of the net proceeds are to be used for capital expenditures, operations, acquisitions and other investments that would otherwise have been paid for under the Cable Operations' Credit Agreements.

                         SELECTED FINANCIAL INFORMATION

     The selected Statement of Operations Data and Balance Sheet Data set forth below as of and for the five years ended May 31, 1997 has been derived from the Company's audited consolidated financial statements. Such information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto incorporated into the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997. The selected consolidated financial information set forth below for the six months ended November 30, 1997 and 1996, respectively, has been derived from the Company's unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim data.

                                                                                          SIX MONTHS ENDED
                                          FISCAL YEARS ENDED MAY 31,                        NOVEMBER 30,
                          ----------------------------------------------------------    --------------------
                            1993        1994        1995        1996         1997         1997        1996
                          --------    --------    --------    ---------    ---------    --------    --------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)                   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
    Revenue............   $345,131    $374,599    $416,687    $ 495,274    $ 643,490    $372,117    $312,000
                          --------    --------    --------    ---------    ---------    --------    --------
    Cost of services,
      selling, general
      and
      administrative
      expenses.........    151,742     165,500     214,054      228,182      305,379     181,639     141,003
    Regulatory
      restructuring
      charge...........      --          --          4,000       --           --           --          --
    Depreciation and
      amortization.....    138,547     151,296     171,931      216,777      261,778     138,554     125,632
    Australian
      operations.......      --          --          --          24,067       30,562      18,689      14,564
    Write-down of
      Australian
      assets...........      --          --          --          10,000       40,000      12,814      40,000
                          --------    --------    --------    ---------    ---------    --------    --------
    Operating income
      (loss)...........     54,842      57,803      26,702       16,248        5,771      20,421      (9,199)
    Interest expense...    112,294     121,698     139,001      172,215      200,743     106,916      97,527
    Other(1)...........    (19,661)    (21,968)    (29,674)     (53,850)     (60,679)    (18,314)    (28,257)
    Extraordinary
      item -- loss on
      early retirement
      of debt(4).......      --          --          --          --            7,582       --          --
                          --------    --------    --------    ---------    ---------    --------    --------
    Net loss...........   $(37,791)   $(41,927)   $(82,625)   $(102,117)   $(141,875)   $(68,181)   $(78,469)
                          --------    --------    --------    ---------    ---------    --------    --------
                          --------    --------    --------    ---------    ---------    --------    --------
    Net loss per common
      share............   $   (.49)   $   (.53)   $  (1.01)   $   (1.44)   $   (1.96)   $   (.94)   $  (1.09)
                          --------    --------    --------    ---------    ---------    --------    --------
                          --------    --------    --------    ---------    ---------    --------    --------
    Dividend on
      subsidiary
      convertible
      redeemable
      preferred
      stock............   $  5,883    $  5,838    $  4,419    $   4,256    $   4,850    $  2,518    $  2,349
                          --------    --------    --------    ---------    ---------    --------    --------
                          --------    --------    --------    ---------    ---------    --------    --------
    Loss applicable to
      common shares....   $(43,674)   $(47,765)   $(87,044)   $(106,373)   $(146,725)   $(70,699)   $(80,818)
                          --------    --------    --------    ---------    ---------    --------    --------
                          --------    --------    --------    ---------    ---------    --------    --------
    Ratio of Earnings
      to Fixed
      Charges(5).......   $  --       $  --       $  --       $  --        $  --        $  --       $  --
                          --------    --------    --------    ---------    ---------    --------    --------
                          --------    --------    --------    ---------    ---------    --------    --------

                                                    AS OF MAY 31,                                  AS OF NOVEMBER 30,
                          ------------------------------------------------------------------    ------------------------
                             1993          1994          1995          1996          1997          1997          1996
                          ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                (DOLLARS IN THOUSANDS)                                (UNAUDITED)
BALANCE SHEET DATA:
    Total assets.......   $1,303,484    $1,350,426    $2,004,417    $2,234,909    $2,154,231    $2,175,101    $2,173,121
    Long-term debt.....    1,167,423     1,270,989     1,741,143     2,081,611     2,186,981     2,284,405     2,104,524
    Common
      stockholders'
      deficiency.......     (215,238)     (243,628)     (351,645)     (448,013)     (598,643)     (676,768)     (521,124)

------------

(1) Other is comprised primarily of provision (benefit) for income taxes computed in accordance with Financial Accounting Standards Board Statement ('SFAS') No. 96 'Accounting for Income Taxes' effective May 31, 1993, SFAS No. 109 'Accounting for Income Taxes', the loss attributable to minority partners, gain on sale of assets, the early termination of certain interest rate hedge agreements in 1993 related to the refinancing of one of the Company's bank credit agreements and the subsequent reduction of floating rate debt to which such agreements were matched.

(2) 'Net pops' means the population of a wireless telephone market, based upon the 1990 Census Report of the Bureau of the Census, United States Department of Commerce, multiplied by Centennial Cellular's percentage ownership interest in an entity licensed by the Federal Communications Commission to construct or operate a wireless telephone system in that market.

(3) Net pops and subscribers of Domestic Wireless Telephone Systems have been adjusted to reflect, retroactive to 1992, systems exchanged and disposed of.

(4) Net of income tax benefit of $5,379.

(5) The ratio of earnings to fixed charges is less than one-to-one and, therefore, earnings are inadequate to cover fixed charges.

                                                                           AS OF MAY 31,
                                                   --------------------------------------------------------------
                                                     1993         1994         1995         1996          1997
                                                   ---------    ---------    ---------    ---------    ----------
CABLE SUBSCRIBER DATA:
     Homes passed...............................   1,650,900    1,675,000    1,790,000    2,060,000     2,245,000
     Basic subscribers..........................     934,000      945,000    1,100,000    1,250,000     1,273,000
     Penetration................................        56.6%        56.4%        61.5%        60.7%         56.7%
WIRELESS POPS AND SUBSCRIBER DATA(2)(3):
     Net pops of Domestic Wireless Telephone
       Systems and Puerto Rico Wireless
       Telephone System.........................   2,465,247    3,310,100    8,290,600    8,880,900     9,019,300
     Net pops of minority owned systems.........   1,052,200    1,079,400    1,079,400    1,100,800     1,100,800
                                                   ---------    ---------    ---------    ---------    ----------
          Total Net Pops........................   3,517,447    4,389,500    9,370,000    9,981,700    10,120,100
                                                   ---------    ---------    ---------    ---------    ----------
                                                   ---------    ---------    ---------    ---------    ----------
     Subscribers of Domestic Wireless Telephone
       Systems and Puerto Rico Wireless
       Telephone System.........................      33,600       49,040       85,920      135,000       203,900
     Pro rata share of subscribers of minority
       owned systems............................      30,520       42,000       57,900       83,000       105,000
                                                   ---------    ---------    ---------    ---------    ----------
     Total subscribers..........................      64,120       91,040      143,820      218,000       308,900
                                                   ---------    ---------    ---------    ---------    ----------
                                                   ---------    ---------    ---------    ---------    ----------

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     Exchange Offer Registration Statement. Pursuant to the Initial Offering, the Company sold the Existing Notes to the Initial Purchaser on January 15, 1998. The Initial Purchaser has advised the Company that it subsequently resold the Existing Notes to 'qualified institutional buyers' in reliance on Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act. As a condition to the Initial Offering, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of all Registered Holders of the Existing Notes, at the Company's expense, (i) to file the Registration Statement with the Commission within 90 days after the Initial Issue Date with respect to the Exchange Offer of the Existing Notes for the New Notes, (ii) to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 180 days after the Initial Issue Date, (iii) to use its best efforts to keep the Registration Statement effective until the closing of the Exchange Offer and
(iv) to use its best efforts to cause the Exchange Offer to be consummated within 210 days after the Initial Issue Date. The Company also agreed that promptly upon the Registration Statement being declared effective, the Company would offer to all Registered Holders of the Existing Notes an opportunity to exchange the Existing Notes for the New Notes. Further, the Company agreed that the Company would keep the Exchange Offer open for acceptance for not less than 30 calendar days, as such term is defined in Section 14(d) under the Exchange Act (or longer if required by applicable law), after the date notice of the Exchange Offer is mailed to the Registered Holders of Existing Notes. For each Existing Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the Registered Holder thereof, the Registered Holder of such Existing Note will receive a New Note having a principal amount at maturity equal to that of the tendered Existing Note.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

     Transferability. The Existing Notes were issued and sold on January 15, 1998 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on no-action letters issued by the Staff of the Commission to third parties with respect to similar transactions, including Exxon Capital, Morgan Stanley and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an Affiliate of the Company) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in, any distribution of the New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Existing Notes, other than a broker-dealer, must acknowledge that it is not engaged in, has no arrangement or understanding with any person to participate in and does not intend to engage in a distribution of New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes (i) cannot rely on such an interpretation by the Staff of the Commission, (ii) will not be able to validly tender Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

     In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an 'underwriter' within the meaning of Section 2(11) of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     Shelf Registration Statement. If any changes in law or the applicable interpretations of the Staff of the Commission do not permit the Company to effect the Exchange Offer, if for any other reason the Exchange Offer is not consummated within 210 days after the Initial Issue Date, or if the Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for New Notes in the Exchange Offer or upon the request of a Registered Holder that is not permitted by applicable law to participate in the Exchange Offer or elects to participate in the Exchange Offer but does not receive fully tradeable New Notes pursuant to the Exchange Offer, the Company will use its best efforts to file prior to the later of, at the Company's cost,
(a) 60 days after the Initial Issue Date or (b) 30 days after such filing obligation arises and use its best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 60 days after such obligation arises; provided, however, that if the Company has not consummated the Exchange Offer within 210 days of the Initial Issue Date, then the Company will file the Shelf Registration Statement with the Commission on or prior to the 240th day after the Initial Issue Date. The Company shall use its best efforts to keep the Shelf Registration Statement effective until the second anniversary of the effective date of the Shelf Registration Statement (or, for such shorter period, when all of the Notes covered by the Shelf Registration Statement have been sold pursuant thereto). The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Existing Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A Registered Holder of Existing Notes who sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security-holder in the related prospectus and to deliver the prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Registered Holder (including certain indemnification obligations).

     Liquidated Damages. If (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the 'Effectiveness Target Date'), (iii) the Exchange Offer is required to be consummated under the Registration Rights Agreement and the Company fails to issue New Notes in exchange for all Existing Notes properly tendered and not withdrawn in the Exchange Offer within 45 days of the Effectiveness Target Date with respect to this Registration Statement, or
(iv) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the Exchange Offer or resales of Transfer Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a 'Registration Default'), then the Company must pay as liquidated damages interest on the Notes as to which the Registration Default exists as set forth herein. If a Registration Default exists with respect to the Notes the Company will, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, make such cash payments at a rate of .25% multiplied by the Accreted Value of such Notes as of the date such payment is required to be made. The rate of such cash payment set forth in the preceding sentence shall increase by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of 1.00% per annum. Upon (w) the filing of the applicable registration statement (in the case of clause (i) of the preceding sentence), (x) the effectiveness of the applicable registration statement (in the case of clause (ii) of the preceding sentence), (y) the issuance of New Notes in exchange for all Notes properly tendered and now withdrawn in the Exchange Offer (in the case of clause (iii) of the preceding sentence) or (z) the effectiveness of the Registration Statement or the Shelf Registration Statement, as the case may be, which had ceased to be effective (in the case of clause (iv) of the preceding sentence), liquidated damages as a result of the Registration Default described in such clause shall cease to accrue (but any accrued amount shall be payable) and the interest rate on the Notes will revert to zero if no other Registration Default has occurred and is continuing.

TERMS OF THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions of the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Existing Notes. See ' -- Conditions to the Exchange Offer' and 'Procedures for Tendering Existing Notes.' The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Existing Notes accepted in the Exchange Offer. As of the date of this Prospectus, $605,000,000 aggregate principal amount at maturity of the Existing Notes are outstanding. Registered Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Existing Notes except that the New Notes will not contain certain terms with respect to transfer restrictions (which related to the status of the Existing Notes as unregistered securities), registration rights or payment of liquidated damages relating to the Company's failure to meet specified milestones with respect to such registration rights, all as described in the Registration Rights Agreement. See ' -- Purpose and Effect of the Exchange Offer.' The New Notes will evidence the same debt as the Existing Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the Existing Notes were issued and will be deemed one issue of Notes, together with the Existing Notes.

     This Prospectus, together with the Letter of Transmittal, is being sent to all Registered Holders and to others believed to have beneficial interests in the Existing Notes. Registered Holders of Existing Notes do not have any appraisal or dissenters' rights under the Business Corporations Act of the State of New Jersey in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Registered Holders for the purpose of receiving the New Notes from the Company. If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Existing Notes will be returned, without expense, to the Tendering Holder thereof as promptly as practicable after the Expiration Date.

     Registered Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, except as set forth below under ' -- Transfer Taxes,' transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See ' -- Fees and Expenses' below.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term 'Expiration Date' shall mean 5:00 p.m., New York City time, on April 24, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term 'Expiration Date' shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent by oral or written notice and each registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any

Existing Notes, to extend the Exchange Offer or, if any of the conditions set forth below under ' -- Conditions' shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. The Company will notify the Exchange Agent and each registered holder of any amendment by oral or written notice. The Company will give to the Exchange Agent written confirmation of any oral notice.

EXCHANGE DATE

     As soon as practicable after the close of the Exchange Offer (the 'Exchange Date'), the Company will accept for exchange all Existing Notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date pursuant to the Exchange Offer in accordance with the terms of the Registration Statement and the Letters of Transmittal.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened by the Commission or be in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Existing Notes being tendered for exchange.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Any Existing Notes not tendered pursuant to the Exchange Offer will remain outstanding. Such Existing Notes will remain 'restricted securities' (within the meaning of the Securities Act). Accordingly, prior to the date that is two years after the later of the Initial Issue Date thereof and the last date on which the Company or any Affiliate of the Company was the owner of such Existing Notes (the 'Resale Restriction Termination Date'), such Existing Notes may be resold only (i) to the Company, (ii) to a person whom the seller reasonably believes is a 'qualified institutional buyer' purchasing for its own account or for the account of another 'qualified institutional buyer' in compliance with the resale limitations of Rule 144A, (iii) to an 'institutional accredited investor' that, prior to such transfer, furnishes to the Trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the limitations on resale provided by Rule 144 under the Securities Act (if available), (v) pursuant to the resale provisions of Rule 904 of Regulation S under the

Securities Act, (vi) pursuant to an effective registration statement under the Securities Act, or (vii) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for such non-tendered Existing Notes could be adversely affected upon completion of the Exchange Offer. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.

FEES AND EXPENSES

     The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The expenses of the Company to be incurred in connection with the Exchange Offer, including the registration fee, will be paid by the Company and are estimated in the aggregate to be approximately $150,000 which includes the fees and expenses of the Trustee and the Exchange Agent, accounting and legal fees and other miscellaneous fees and expenses.

ACCOUNTING TREATMENT

     The Company will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes.

                    PROCEDURES FOR TENDERING EXISTING NOTES

TENDERING EXISTING NOTES

     The tender of Existing Notes pursuant to any of the procedures set forth in this Prospectus and in the Letter of Transmittal will constitute a binding agreement between the Tendering Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. The tender of Existing Notes will constitute an agreement to deliver good and marketable title to all tendered Existing Notes prior to the Expiration Date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     EXCEPT AS PROVIDED IN ' -- GUARANTEED DELIVERY PROCEDURES,' UNLESS THE EXISTING NOTES BEING TENDERED ARE DEPOSITED BY THE REGISTERED HOLDER WITH THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE (ACCOMPANIED BY A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL), THE COMPANY MAY, AT ITS OPTION, REJECT SUCH TENDER. ISSUANCE OF NEW NOTES WILL BE MADE ONLY AGAINST DEPOSIT OF TENDERED EXISTING NOTES AND DELIVERY OF ALL OTHER REQUIRED DOCUMENTS. NOTWITHSTANDING THE FOREGOING, DTC PARTICIPANTS TENDERING THROUGH ATOP WILL BE DEEMED TO HAVE MADE VALID DELIVERY WHERE THE EXCHANGE AGENT RECEIVES AN AGENT'S MESSAGE (DEFINED BELOW) PRIOR TO THE EXPIRATION DATE.

     Accordingly, to properly tender Existing Notes, the following procedures must be followed:

          Notes held through a Custodian. Each Beneficial Owner holding Existing Notes through a DTC Participant must instruct such DTC Participant to cause its Existing Notes to be tendered in accordance with the procedures set forth in this Prospectus.

          Notes held through DTC. Pursuant to an authorization given by DTC to the DTC Participants, each DTC Participant holding Existing Notes through DTC must (i) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent for its acceptance, or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See ' -- Guaranteed Delivery Procedures -- Notes held through DTC.'

     The Exchange Agent will (promptly after the date of this Prospectus) establish accounts at DTC for purposes of the Exchange Offer with respect to Existing Notes held through DTC, and any financial institution that is a DTC Participant may make book-entry delivery of interests in Existing Notes into the Exchange Agent's account through ATOP. However, although delivery of interests in the Existing Notes may be effected through book-entry transfer into the Exchange Agent's account through ATOP, an Agent's Message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the Exchange Agent at its address set forth under ' -- Exchange Agent', or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. The confirmation of a book-entry transfer into the Exchange Agent's account at DTC as described above is referred to herein as a 'Book-Entry Confirmation.'

     The term 'Agent's Message' means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each DTC Participant tendering through ATOP that such DTC Participants have received a Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such DTC Participants.

     Cede & Co., as the holder of the Rule 144A Global Note, will tender a portion of the Rule 144A Global Note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC Participants.

     Notes held by Registered Holders. Each Registered Holder must (i) complete and sign the accompanying Letter of Transmittal, and mail or deliver such Letter of Transmittal, and any other documents required by the Letter of Transmittal, together with certificate(s) representing all tendered Existing Notes, to the Exchange Agent at its address set forth under ' -- Exchange Agent,' or (ii) comply with the guaranteed delivery procedures set forth below and in the Notice of Guaranteed Delivery. See ' -- Guaranteed Delivery Procedures -- Notes held by Registered Holders.'

     All signatures on a Letter of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange ('NYSE') Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on a Letter of Transmittal need not be guaranteed if such Existing Notes are tendered for the account of an Eligible Institution (as defined herein).

     If a Letter of Transmittal or any Existing Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

     Registered Holders should indicate in the applicable box in the Letter of Transmittal the name and address to which substitute certificates evidencing Existing Notes for amounts not tendered are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated. If no instructions are given, such Existing Notes not tendered, as the case may be, will be returned to the person signing the Letter of Transmittal.

     By tendering, each Registered Holder and each DTC Participant will represent to the Company that, among other things, (i) it is not an Affiliate of the Company, (ii) it is not a broker-dealer tendering Existing Notes acquired directly from the Company for its own account, (iii) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of such Registered Holder and (iv) it has no arrangements or understandings with any person to participate in the Exchange Offer for the purpose of distributing the New Notes.

     No alternative, conditional, irregular or contingent tenders will be accepted (unless waived). By executing a Letter of Transmittal or transmitting an acceptance through ATOP, as the case may be, each Tendering Holder waives any right to receive any notice of the acceptance for purchase of its Existing Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Existing Notes will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any condition to the Exchange Offer and any irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. The Company and the Exchange Agent shall not be under any duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     LETTERS OF TRANSMITTAL AND EXISTING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR EXISTING NOTES TO THE COMPANY OR DTC.

     The method of delivery of Existing Notes and Letters of Transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or Letters of Transmittal and, except as otherwise provided in the applicable Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Registered Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Notes held through DTC. DTC Participants holding Existing Notes through DTC who wish to cause their Existing Notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the Expiration Date, may cause a tender to be effected if:

          (a) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act (an 'Eligible Institution'), including (as such terms are defined therein): (i) a bank;
     (ii) a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings institution that is a participant in a Securities Transfer Association recognized program;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and

          (c) Book-Entry Confirmation and an Agent's Message in connection therewith (as described above) are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

     Notes held by Registered Holders. Registered Holders who wish to tender their Existing Notes but (i) whose Existing Notes are not immediately available and will not be available for tendering prior to the Expiration Date, or (ii) who cannot deliver their Existing Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) the tender is made by or through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided by the Company herewith; and

          (c) a properly completed and executed Letter of Transmittal, as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of the execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Existing Notes (or any portion of such Existing Notes in integral multiples of $1,000 principal amount at maturity due at the stated maturity) may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Existing Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer.

     Notes held through DTC. DTC Participants holding Existing Notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the Expiration Date, withdraw the instruction given thereby by delivering to the Exchange Agent, at its address set forth under ' -- Exchange Agent,' a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC Participant, the principal amount due at the stated maturity of Existing Notes to which such withdrawal related and the signature of the DTC Participant. Withdrawal of such an instruction will be effective upon receipt of such written notice of withdrawal by the Exchange Agent.

     Notes held by Registered Holders. Registered Holders may withdraw their tender of Existing Notes, prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering to the Exchange Agent, at its address set forth under ' -- Exchange Agent,' a written, telegraphic or facsimile notice of withdrawal. Any such notice of withdrawal must (i) specify the name of the person who tendered the Existing Notes to be withdrawn, (ii) contain a description of the Existing Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Existing Notes and the aggregate principal amount due at the stated maturity represented by such Existing Notes and (iii) be signed by the Registered Holder of such Existing Notes in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guaranties), or be accompanied by (x) documents of transfer in a form acceptable to the Company, in its sole discretion and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Registered Holder. If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon written, telegraphic or facsimile notice of withdrawal even if physical release is not yet effected.

                            ------------------------

     All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Existing Notes being withdrawn are held for the account of an Eligible Institution.

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC Participant or a Registered Holder, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or Letter of Transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC Participant or a Registered Holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this Prospectus.

     A withdrawal of a tender of Existing Notes by a DTC Participant or a Registered Holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new Letter of Transmittal, as the case may be, in accordance with the procedures described herein.

EXCHANGE AGENT

     First Trust of California, National Association has been appointed as Exchange Agent for the Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                      To: First Trust of California,
                                      National Association
             BY MAIL:                 BY HAND:                              BY OVERNIGHT MAIL OR COURIER:
     First Trust of California,            First Trust of California,            First Trust of California,
        National Association                  National Association                  National Association
           P.O. Box 64485                    180 East Fifth Street                 180 East Fifth Street
      St. Paul, MN 55164-9549                 Specialized Finance                   Specialized Finance
                                               St. Paul, MN 55101                    St. Paul, MN 55101

                                         FACSIMILE TRANSMISSION NUMBER:
                                        (For Eligible Instructions Only)
                                                 (612) 244-1537
                                              Confirm by Telephone
                                                  Melina Black
                                                 (612) 244-8161

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the Registered Holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the Registered Holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                          DESCRIPTION OF THE NOTES

     The New Notes will be issued under an Indenture (the 'Indenture'), dated as of January 15, 1998 between the Company and First Trust of California, National Association, as trustee (the 'Trustee'), pursuant to which the Existing Notes were issued. The terms of the New Notes are identical in all material respects to the Existing Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not receive the benefits of certain provisions of the Registration Rights Agreement providing for the payment of liquidated damages under certain circumstances relating to such Registration Rights Agreement, which provisions will terminate upon the issuance of the New Notes. For purposes of the following summary, the term 'Notes' collectively refers to the Existing Notes and the New Notes. The Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'), upon effectiveness of the Registration Statement of which this Prospectus forms a part.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the qualification of the Indenture under the Trust Indenture Act. The Notes are subject to all such terms, and holders are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under 'Certain Definitions.' As used in this section, the term 'Company' refers only to Century Communications, Corp. and not to its subsidiaries and the term 'Registered Holder' refers to a holder of a Note.

GENERAL

     The Notes, which mature on January 15, 2008, will be limited to $605,000,000 in aggregate principal amount at maturity. The Existing Notes were sold at a substantial discount from the aggregate principal amount payable at maturity and generated gross proceeds to the Company of $249,659,300. The Existing Notes were sold at an issue price (the 'Issue Price') of $412.66 per $1,000 principal amount at maturity of the Notes (41.266% of the principal amount thereof at maturity). The New Notes will be treated as having an equivalent Issue Price and an equivalent original issue discount. Original issue discount (the difference between the Issue Price and the stated redemption price at maturity of a Note) accrues from January 15, 1998 and continuing during the period in which the Notes remain outstanding. Such original issue discount represents an annual yield to maturity based on the Issue Price of 9.05% per annum (the 'Yield to Maturity'), calculated on a semi-annual bond equivalent basis using a 360-day year composed of twelve 30-day months. Original issue discount will cease to accrue with respect to any Note on the date the principal thereof shall become due (whether at maturity or upon acceleration) or on the date fixed for purchase thereof. If the Company shall fail to deposit with the Trustee or any paying agent an amount of money sufficient to discharge the principal of any Note when due or to purchase any Note when so required, then interest on the overdue amount shall thereupon accrue at the Yield to Maturity. For information as to the federal income tax consequences of original issue discount on the holder of a Note, see 'Certain Federal Income Tax Considerations.' There will be no periodic payments of interest on the Notes. The Notes will not be entitled to the benefit of any sinking fund.

     The principal operations of the Company are and will be conducted through its subsidiaries. The Company's ability to service its indebtedness, including the Notes, is dependent primarily upon the receipt of funds from its subsidiaries. The subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the Notes. The provisions of the Credit Agreements limit the Company's ability to receive funds from certain of its subsidiaries in the form of loans, advances, dividends, management fees or otherwise to the amounts necessary to pay normal operating expenses and Federal and state income and franchise taxes. Except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries, including trade creditors and the lending banks under the Credit Agreements, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even though such subsidiary obligations do not constitute Senior Indebtedness (as such term is defined in the indentures governing the Company's public debt). The amount of such subsidiary indebtedness as of November 30, 1997 (excluding $11,476,000 of Australian debt and including the debt securities of Centennial Cellular which aggregated $475,500,000 in outstanding principal amount at November 30, 1997) was $852,100,000.

RANKING

     The Notes will be senior to all subordinated indebtedness of the Company, including any outstanding senior subordinated debt securities ('Senior Subordinated Debt Securities') and subordinated debt securities ('Subordinated Debt Securities'), and pari passu with other unsecured, unsubordinated indebtedness of the Company. The Notes will rank pari passu with the $200,000,000 aggregate principal amount of 9 3/4% Senior Notes due 2002 issued by the Company in February 1992 (the '9 3/4% Notes'), $150,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2000 issued by the Company in August 1992 (the '1992 Notes'), $250,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2005 issued by the Company in March 1995 (the '1995 Notes'; the 1992 Notes and the 1995 Notes are hereinafter collectively referred to as the '9 1/2% Notes'), $250,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2007 issued by the Company in January 1997 (the '8 7/8% Notes'), $225,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2007 issued by the

Company in September 1997 (the '8 3/4% Notes'), $100,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2017 issued by the Company in November 1997 (the 'November 1997 Notes') and $100,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2007 issued by the Company in December 1997 (the 'December 1997 Notes'; the November 1997 Notes and the December 1997 Notes are hereinafter collectively referred to as the '8 3/8% Notes') and $444,000,000 aggregate principal amount at maturity of Senior Discount Notes due 2003 issued by the Company in April 1993 (the 'Discount Notes').

REDEMPTION

     The Notes may not be redeemed prior to maturity on January 15, 2008. See 'Certain Rights to Require Purchase of Notes.'

BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth below, the Notes will initially be represented by one or more permanent global certificates in definitive, fully registered form (each a 'Global Note'). Each Global Note will be deposited on the Exchange Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

     Holders of Notes who elect to take physical delivery of their certificates instead of holding their interests through the Global Note (collectively referred to herein as the 'Non-Global Holders') will be issued in registered form (a 'Certificated Note'). Upon the transfer of any Certificated Note initially issued to a Non-Global Holder, such Certificated Note will, unless the transferee requests otherwise or a Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in such Global Note.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a 'clearing corporation' within the meaning of the Uniform Commercial Code, as amended and (iv) a 'clearing agency' registered pursuant to Rule 17A of the Exchange Act. DTC was created to hold securities for DTC Participants and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes to the accounts of DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the 'Indirect Participants') that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Holders of Notes who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or Indirect Participants.

     Global Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit the accounts of DTC Participants designated by the Initial Purchaser with an interest in the Global Note and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to the interests of DTC Participants) and the records of DTC Participants and the Indirect Participants (with respect to interests of persons other than DTC Participants).

     So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments with respect to the principal of, premium, if any, and interest on any Notes represented by the Global Note on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note will credit DTC Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. Payments by the DTC Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practice, as is now the case with securities held for the account of customers registered in the names of nominees for such customers, and will be the responsibility of the DTC Participants or the Indirect Participants, as the case may be.

     Transfers between DTC Participants will be effected in the ordinary way through DTC's funds system in accordance with DTC's rules and will be settled in federal funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states that require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more DTC Participants to whose account DTC's interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such DTC Participant or DTC Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Notes, which it will distribute to DTC Participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among DTC Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee nor any paying agent will have any responsibility for the performance by DTC or DTC Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor depository within 90 days or (ii) the Company, at is option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by DTC of the Global Note, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made in immediately available funds. All payments of principal and premium, if any, will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Settlement System of DTC until maturity and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such waiver is against public policy.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     'Accreted Value' of a Note, as of any date, will be the sum of (i) the Issue Price of such Note and (ii) the portion of the accrued OID through the date of determination, such portion to be determined on a semi-annual bond equivalent basis.

     'Advance' means any direct or indirect advance, loan, guarantee, transfer (pursuant to contract or otherwise) or other extension of credit or capital contribution (in cash or other property) by the Company or any Subsidiary, as the case may be, to, or any purchase or other acquisition by such person of any Capital Stock, equity or other ownership interests, bonds, notes, debentures or other securities of, any Subsidiary or any other Affiliate of the Company, as the case may be, but not including: (i) any Advance from the Company or any Subsidiary to any Affiliate for use by such Affiliate in the ordinary course of its business on terms that are no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary from a Person who is not an Affiliate, or (ii) any Advance from the Company or any directly or indirectly 90%-owned Subsidiary to any other directly or indirectly 90%-owned Subsidiary or the Company. For purposes of subclause (i) of this definition, expenditures in the ordinary course of business shall mean and include expenditures for working capital, capital improvements and acquisitions in the communications and media fields whether by purchase of assets, capital stock or partnership or other equity interests or by the formation of joint ventures, partnerships or other entities.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlled by' and 'under common control with'), when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

     'Asset Sale' means the sale, transfer, or other disposition (other than to the Company or any of its Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of any Subsidiary, (b) all or substantially all of the assets of the Company or any Subsidiary or (c) all or substantially all of the assets of a division, line of business, or comparable business segment of the Company or any Subsidiary.

     'Capital Stock' means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock and any and all equity, beneficial or ownership interests in, or participations or other equivalents in, any partnership, association, joint venture or other business entity.

     'Capitalized Lease Obligation' means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person or lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

     'Cash Flow Available for Interest Expense' means, for any Person, for any period, (A) the sum of the amount for such period of (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Net Income), (iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Net Income of such Person for such period, minus (B) all non-cash items increasing Net Income of such Person, all as determined in accordance with GAAP; provided that if, during such period, such Person shall have made any Asset Sale, Cash Flow Available for Interest Expense of such Person for such period shall be reduced by an amount equal to the Cash Flow Available for Interest Expense (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Cash Flow Available for Interest Expense (if negative) directly attributable thereto for such period.

     'Consolidated Cash Flow Available for Interest Expense' means, for any Person, for any period, (A) the sum of the amount for such period of (i) Consolidated Net Income, (ii) Consolidated Interest

Expense, (iii) provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Consolidated Net Income or Net Income), (iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Consolidated Net Income of such Person for such period, minus (B) all non-cash items increasing Consolidated Net Income of such Person for such period, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP; provided that if, during such period, the Company or any of its Subsidiaries shall have made any Asset Sale, Consolidated Cash Flow Available for Interest Expense of the Company for such period shall be reduced by an amount equal to the Consolidated Cash Flow Available for Interest Expense (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Consolidated Cash Flow Available for Interest Expense (if negative) directly attributable thereto for such period.

     'Consolidated Interest Expense' of any Person means, with respect to any period, the aggregate Interest Expense of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Interest Expense of the Company shall only include the Interest Expense of any Subsidiary of the Company which, at the date of determination of the Interest Expense Ratio of the Company, has an Interest Expense Ratio of less than 1.50 to 1.0.

     'Consolidated Net Income' with respect to any specified Person means, for any period, the aggregate of the Net Income of such specified Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any other Person which is not a Subsidiary or is accounted for by such specified Person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such specified Person or a Subsidiary, and (ii) the Net Income of any other Person acquired by such specified Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) the Net Income (if positive) of any Subsidiary that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such specified Person shall be excluded to the extent of such restrictions.

     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     'Debt' of any Person means (without duplication) any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes a trade payable or an accrued liability arising in the ordinary course of business that is not overdue by more than 120 days or that is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of the Company in accordance with GAAP.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession as in effect on the date of the Indenture.

     'Indebtedness' of any Person shall mean the Debt of such Person and shall also include, to the extent not otherwise included, any Capitalized Lease Obligation, the maximum fixed repurchase price of any Redeemable Stock, Indebtedness secured by a Lien to which the property or assets owned or held by the Company are subject (whether or not the obligations secured thereby shall have been assumed), guarantees of items that would constitute Indebtedness under this definition (whether or not such items would appear upon the balance sheet of such Person), letters of credit and letter of credit reimbursement obligations (whether or not such items would appear on such balance sheet), and obligations in respect of Currency Agreements and Interest Swap Obligations, and any renewal, extension, refunding or amendment of any of the foregoing. For purposes of the preceding sentence, the maximum fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be

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

required to be determined pursuant to the Indenture, and if such price is based upon or measured by the fair market value of such Redeemable Stock (or any equity security for which it may be exchanged or converted) such fair market value shall be determined in good faith by the Board of Directors. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date.

     'Interest Expense' of any Person means, for any period, the aggregate amount of (i) interest in respect of Indebtedness of such Person (including amortization of original issue discount on any such Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Swap Obligations and Currency Agreements), (ii) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by such Person during such period, and (iii) any dividends or distributions paid on any Redeemable Stock of such Person, all as determined in accordance with GAAP.

     'Interest Expense Ratio' means, for the Company, the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Interest Expense of the Company for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Interest Expense Ratio (the 'Transaction Date') to (ii) the aggregate Consolidated Interest Expense which the Company will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming the Consolidated Interest Expense accruing on the amount of the Company's Indebtedness on the Transaction Date and reasonably anticipated by the Company in good faith to be outstanding from time to time during such period (assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of Interest Expense relating to Indebtedness the interest on which is a function of such market interest rate levels).

     'Interest Expense Ratio' means, for any other Person, the ratio of (i) the aggregate amount of Cash Flow Available for Interest Expense of such other Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the relevant Transaction Date to (ii) the aggregate Interest Expense which such other Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming the Interest Expense accruing on the amount of such other Person's Indebtedness on the Transaction Date and reasonably anticipated by such other Person in good faith to be outstanding from time to time during such period (assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of Interest Expense relating to Indebtedness the interest on which is a function of such market interest rate levels).

     'Interest Swap Obligations' shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payment made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     'Lien' means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     'Net Income' of any Person shall mean the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of such Person or a Subsidiary of such Person.

     'OID' or 'Original Issue Discount' of any Note means the excess of the 'stated redemption price at maturity' of such Note, as defined in Section 1273 of the Internal Revenue Code of 1986, as

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

amended, or any successor provisions, and the applicable Treasury Regulations thereunder, whether denominated as principal or interest, over the Issue Price thereof.

     'Permitted Investment' means any investment after November 10, 1988 (a) which when aggregated with all other outstanding Permitted Investments does not exceed the aggregate of $50 million (excluding amounts which may be used to acquire the remaining interests in the non-wireline cellular telephone systems in Elkhart, Indiana, Lincoln, Nebraska and Charlottesville and Lynchburg, Virginia) plus (i) the amount of Proceeds from the issuance or sale of Capital Stock of the Company after November 15, 1988, (ii) the amount of Proceeds from the issuance of indebtedness which is converted or exchanged for Capital Stock of the Company after November 15, 1988, and (iii) amounts from dividends or distributions made to the Company or any Restricted Subsidiary from an Unrestricted Subsidiary after November 15, 1988, and (b) which is (i) loaned or contributed to any Affiliate controlled, directly or indirectly, by the Company in the ordinary course of business on terms that are no less favorable to the Company or the Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary from a Person who is not an Affiliate, or (ii)(A) loaned or contributed to any Unrestricted Subsidiary or (B) made by way of a guarantee by the Company or a Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary. A Permitted Investment in an Unrestricted Subsidiary will be deemed to be no longer outstanding if such Unrestricted Subsidiary has been classified a Restricted Subsidiary.

     'Proceeds' means, with respect to any issuance or sale of securities, cash or the fair market value of property other than cash (as determined by the Board of Directors whose determination shall be evidenced by a resolution of the Board of Directors filed with the Trustee) received in connection therewith.

     'Pro Forma Operating Cash Flow' means, for any period, (A) the sum of the amount for such period of (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Consolidated Net Income or Net Income),
(iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Net Income of such Person for such period, minus (B) all non-cash items increasing Net Income of such Person for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP after giving effect to the following: (i) if, during such period, the Company or any of its Restricted Subsidiaries shall have made any Asset Sale, Pro Forma Operating Cash Flow of the Company for such period shall be reduced by an amount equal to the Pro Forma Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Pro Forma Operating Cash Flow (if negative) directly attributable thereto for such period and (ii) if, during such period, Indebtedness is incurred by the Company or any of its Restricted Subsidiaries for or in connection with the acquisition of any Person or business which immediately after acquisition is a Subsidiary or whose assets are held directly by the Company or a Subsidiary, Pro Forma Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business.

     'Redeemable Stock' means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date (as defined in the Indenture) of the Notes.

     'Restricted Subsidiary' means (a) any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of the Company, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture. Notwithstanding the foregoing, Century-ML Cable Venture and its Subsidiaries and Century Venture Corp. and its Subsidiaries shall be

Restricted Subsidiaries unless any of the foregoing shall be reclassified as an Unrestricted Subsidiary pursuant to clause (d) of the definition of an Unrestricted Subsidiary.

     'Subsidiary' of any specified Person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at any time, directly or indirectly, owned by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person or such Person and a Subsidiary or Subsidiaries of such Person or a Subsidiary or Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

     'Unrestricted Subsidiary' means (a) Century Cellular Holding Corp., provided that Century Cellular Holding Corp. may be reclassified as a Restricted Subsidiary pursuant to clause (b) of the definition of Restricted Subsidiary,
(b) any Subsidiary as of the date of the Indenture which is not a Restricted Subsidiary, (c) any Subsidiary of an Unrestricted Subsidiary and (d) any Subsidiary organized or acquired after the date of the Indenture which is classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, the Company and its Restricted Subsidiaries would have investments in such Subsidiary which would be Permitted Investments; and provided further, that, notwithstanding the foregoing, no Subsidiary which is a Restricted Subsidiary as of the date of the Indenture shall be reclassified as an Unrestricted Subsidiary or be a Subsidiary of an Unrestricted Subsidiary. Centennial Cellular is a subsidiary of Century Cellular Holding Corp. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

     'U.S. Government Obligations' means securities that are (i) direct obligations of the United States of America for payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case under clause (i) or (ii), are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specified payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

CERTAIN COVENANTS

     Dividend and Stock Purchase Restrictions. The Indenture provides that, notwithstanding the restrictions on dividends and Capital Stock purchases by the Company and its Subsidiaries, certain of which are referred to below, such restrictions will not prevent (A) the payment of an amount not to exceed $150,000,000 in the aggregate to repurchase shares of the common stock of the Company, (B) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the dividend restrictions set forth below on the date of declaration or (C) the purchase, redemption, acquisition or other retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Redeemable Stock).

     The Indenture provides that the Company will not, directly or indirectly,
(i) declare or pay any dividend on, or make any distribution to the holders (as such) of, any shares of its Capital Stock (other than dividends or distributions payable in Capital Stock (other than Redeemable Stock) of the Company); or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Subsidiary or other Affiliate (other than any such Capital Stock owned by the Company or any directly or indirectly wholly-owned Subsidiary of the Company); or (iii) permit any Subsidiary to declare or pay any dividend on, or make any distribution to the holders (as such) of, any shares of its

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

Capital Stock except to the Company or a directly or indirectly wholly-owned Subsidiary of the Company (other than dividends or distributions payable in Capital Stock (other than Redeemable Stock) of such Subsidiary or the Company); or (iv) permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any Capital Stock of such Subsidiary, the Company or any Affiliate of either of them (other than any such Capital Stock owned by the Company or any directly or indirectly wholly-owned Subsidiary of the Company); or (v) make, or permit any Subsidiary to make, an Advance (all of the foregoing, 'Restricted Payments'; provided, however, that Restricted Payments shall not include any amounts paid for the acquisition from a non-Affiliate of any Capital Stock of a Subsidiary or other Affiliate) if at the time of such action (a) an Event of Default (as defined in the Indenture) shall have occurred and be continuing, or shall occur as a consequence thereof, or (b) if upon giving effect to such payment the aggregate amount expended for all such Restricted Payments subsequent to November 21, 1988 shall exceed the sum of (i) the excess of (X) the aggregate of Consolidated Cash Flow Available for Interest Expense of the Company accrued during all fiscal quarters ended subsequent to May 31, 1988 over
(Y) the product of (1) 1.2 and (2) the aggregate of Consolidated Interest Expense of the Company accrued during all fiscal quarters ended subsequent to May 31, 1988, (ii) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issue or sale, after November 21, 1988, of Capital Stock of the Company (other than Redeemable Stock), including upon the exercise of any warrant, other than in connection with the conversion or exchange of any Indebtedness or Capital Stock, and (iii) the aggregate net proceeds received by the Company, subsequent to November 21, 1988, from the issue or sale of any debt securities or Redeemable Stock of the Company, if, at the time the determination is made, such debt securities or Redeemable Stock, as the case may be, have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Stock).

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an 'incurrence'), any Indebtedness (other than the Notes) unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of the Company and its Restricted Subsidiaries, on a consolidated basis, shall not be more than nine times Pro Forma Operating Cash Flow for the four fiscal quarters immediately preceding such incurrence. For purposes of the above, an incurrence will not be deemed to occur when any Person becomes a Subsidiary by merger, consolidation, acquisition or otherwise. Notwithstanding the above, the Indenture does not limit (i) Indebtedness incurred in connection with Currency Agreements or Interest Swap Obligations, (ii) Indebtedness which is subordinated in right of payment to the Notes and which has an average life to maturity longer than that of the Notes and (iii) Indebtedness resulting in the extension, refunding or renewal of any Indebtedness existing prior to such extension, renewal or refunding which does not result in an increase in the principal amount of such existing Indebtedness then outstanding.

     Investments in Affiliates and Subsidiaries. After the date of this Prospectus, the Company may not, nor will the Company allow any Restricted Subsidiary to, invest in any Affiliate (other than the Company or a Restricted Subsidiary) or in any Unrestricted Subsidiary other than by way of Permitted Investments.

     After the date of this Prospectus, neither the Company nor any Restricted Subsidiary will guarantee or secure, pledge, encumber or otherwise become directly or indirectly liable for investments in or borrowings by Unrestricted Subsidiaries, except for Permitted Investments and except that the Capital Stock of an Unrestricted Subsidiary may be pledged to secure borrowings by such Unrestricted Subsidiary or other Unrestricted Subsidiaries.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any Subsidiary may engage in any transaction with an Affiliate of the Company (other than a Restricted Subsidiary), or any director, officer or employee of the Company or any Subsidiary, on terms less favorable to the Company or such Subsidiary than would be obtainable at the time in comparable transactions of the Company or such Subsidiary with Persons which are not Affiliates. The provision described above does not apply to (i) any Restricted Payment which is made in compliance with the 'Dividend and Stock Purchase Restrictions' covenant described above or (ii) any transaction which

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

complies with the provisions described under 'Investments in Affiliates and Subsidiaries' and 'Merger, Consolidation or Sale of Assets.'

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, Person or entity unless (i) the Company is the surviving Person or the successor or transferee is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Notes and the Indenture, (iii) after such transaction no Event of Default exists and (iv) the Interest Expense Ratio of the surviving or successor entity immediately following the transaction, determined on a pro forma basis, would be at least 1 to 1; provided that, if the Interest Expense Ratio of the Company immediately prior to any such transaction is within the range set forth in Column A below, then the pro forma Interest Expense Ratio of the surviving or successor entity shall be at least equal to the percentage of the Interest Expense Ratio of the Company set forth in Column B below:

(A)                                                                                      (B)
--------------------------------------------------------------------------------------   ----
1.1111:1 to 1.4999:1..................................................................   90%
1.5:1 and higher......................................................................   75%

and provided further, that, if the pro forma Interest Expense Ratio of the surviving or successor entity is 2.0:1 or more, the calculation in the preceding provision shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such provision.

DEFEASANCE

     Under the terms of the Indenture, the Company, at its option, (a) will be deemed to be discharged from any and all obligations in respect of the Notes (except in each case for certain obligations to register the transfer or exchange of the Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) or (b) need not comply with certain covenants of the Indenture described under 'Certain Covenants,' in each case, if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of the Notes on the date such payment is due in accordance with the terms of the Notes. To exercise any such option, the Company is required to deliver to the Trustee an opinion of counsel, or a ruling received from or published by the Internal Revenue Service, to the effect that the deposit and related defeasance would not cause the holders of the Notes being defeased to recognize income, gain or loss for federal income tax purposes and that the holders of the Notes will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. Because under current federal income tax law a discharge from all obligations in respect of the Notes may cause the holders thereof to recognize income, the Company may not be able to be discharged from its obligations in respect of the Notes, but could exercise its option in order that it not be required to comply with certain covenants.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

     The Indenture provides that in the event of the occurrence of a Triggering Event (as hereinafter defined) with respect to the Company, then each holder of Notes shall have the right, at the holder's option, to require the Company to buy all or any part of such holder's Notes on the date (the 'Repurchase Date') that is 115 days after the occurrence of such Triggering Event for an amount equal to 101% of their Accreted Value as of the date of purchase.

     The Company is obligated to mail to all holders of record of the Notes, within 30 days after occurrence of a Triggering Event, a notice of the occurrence of such Triggering Event, specifying the date by which a holder must notify the Trustee of such holder's intention to exercise the repurchase right and describing the procedure which such holder must follow to exercise such right. The Company

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

shall deliver a copy of such notice to the Trustee and shall cause a copy of such notice to be published in The Wall Street Journal (National Edition). To exercise the repurchase right, the holder of a Note must deliver, on or before the 90th day after the occurrence of the Triggering Event, written notice (which shall be irrevocable) to the Trustee of the holder's exercise of such right, together with the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer.

     The terms below are defined in the Indenture as follows:

          (i) 'Triggering Event' means the occurrence of any transaction or event or series of transactions or events which results in (a) the Class A Common Stock of the Company being held of record by less than 300 holders and (b) a Designated Downgrading (as hereinafter defined). For purposes of clause (a) above, 'held of record' has the meaning set forth in Rule 12g5-1 promulgated by the Commission under the Exchange Act;

          (ii) In the event that the rating of the Notes by both Rating Agencies on the date 60 days prior to the occurrence of a Triggering Event (a 'Base Date') is equal to or higher than B Plus (as hereinafter defined), then a 'Designated Downgrading' means the reduction of the rating of the Notes by either or both Rating Agencies on the date of the relevant event or transaction resulting in the Class A Common Stock of the Company being held of record by less than 300 holders (or, if the rating on such date does not reflect the effect of such event or transaction, then on the earliest date on which such rating shall reflect the effect of such event or transaction) (as applicable, the 'Triggering Event Date') to a rating equal to or lower than B minus (as hereinafter defined); in the event that the rating of the Notes by either or both Rating Agencies on any Base Date is lower than B Plus, then a 'Designated Downgrading' means the reduction of the rating of the Notes by either or both Rating Agencies to a lower rating. In determining whether the rating of the Notes has been reduced, a reduction of a gradation (+ and - for S&P and l, 2 and 3 for Moody's or the equivalent thereof by any substitute rating agency referred to below) shall be taken into account;

          (iii) 'Rating Agency' means either Standard & Poor's Corporation or its successor ('S&P') or Moody's Investors Service, Inc. or its successor ('Moody's');

          (iv) 'B Plus' means, with respect to ratings by S&P, a rating of B+ and, with respect to ratings by Moody's, a rating of B1, or the equivalent thereof by any substitute agency referred to below;

          (v) 'B Minus' means, with respect to ratings by S&P, a rating of B - and, with respect to ratings by Moody's, a rating of B3, or the equivalent thereof by any substitute agency referred to below.

     The Company shall take all reasonable action necessary to enable each of the Rating Agencies to provide a rating for the Notes, but, if either or both of the Rating Agencies shall not make such a rating available, a nationally recognized investment banking firm selected by the Company shall select a nationally recognized securities rating agency or two nationally recognized securities rating agencies to act as substitute rating agency or substitute rating agencies, as the case may be.

DEFAULTS, NOTICE AND WAIVER

     The following are Events of Default under the Indenture: (i) default in the payment of the principal of any Note when due, (ii) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture or any Note, which continues for 90 days after written notice from the Trustee or the holders of 25% or more in principal amount of the Notes outstanding, and (iii) certain events of bankruptcy, insolvency or reorganization of the Company.

     If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Accreted Value of the Notes as of the date of such Event of Default due and payable.

     The Company must file annually with the Trustee an Officers' certificate stating whether or not the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying the nature and status of the default.

     The Indenture provides that the Trustee, within 90 days after the occurrence of an Event of Default, will give to holders of Notes notice of all uncured or unwaived defaults known to it; but, except

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

in the case of a default in the payment of the principal of any of the Notes, the Trustee shall be protected in withholding such notice if the board of directors of the Company or the executive or trust committee thereof or a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

     The Indenture contains a provision entitling the Trustee to be indemnified by holders of Notes before proceeding to exercise any right or power under the Indenture at the request of any such holders. The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee with respect to the Notes. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal when due and to institute suit for the enforcement thereof.

MODIFICATION AND WAIVER

     Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Notes and outstanding Exchange Notes taken together as one class (collectively, the 'Outstanding Notes'); provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Note: (a) change the Stated Maturity of the principal of any Outstanding Note; (b) reduce the principal amount of any Outstanding Note; (c) reduce the amount of principal of an Outstanding Note payable upon acceleration of the maturity thereof; (d) adversely affect any right of repayment at the option of the holder of any Outstanding Note or (e) reduce the percentage in principal amount of Outstanding Notes, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of any holder of Outstanding Notes, the Company may amend or supplement the Indenture and the Outstanding Notes to cure any ambiguity or inconsistency or to provide for Outstanding Notes in bearer form in addition to or in place of registered Outstanding Notes or to make any other provisions that do not adversely affect the rights of any holder of Outstanding Notes.

     The holders of a majority in principal amount of the Outstanding Notes may, on behalf of the holders of all of the Outstanding Notes, waive any past default under the Indenture, except a default in the payment of the principal of any Outstanding Note or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the holder of each Outstanding Note.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims as security or otherwise.

     The Trustee is also the trustee with respect to the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes and the Discount Notes which were issued under an indenture, as amended, dated as of February 15, 1992, between the Company and the Trustee, successor trustee to Bank of America National Trust and Savings Association. The Trustee may perform certain services for and transact other banking business with the Company from time to time in the ordinary course of business.

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

REPORTS TO HOLDERS OF NOTES

     Notwithstanding any Triggering Event (see 'Certain Rights to Require Repurchase of Notes') or any other event, the Indenture provides that the Company must file with the Commission and provide the Trustee and the holders of the Notes with copies of the quarterly and annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act as long as any Notes are outstanding.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material United States federal income tax matters that may be relevant to (i) the exchange of the Existing Notes for New Notes pursuant to the Exchange Offer and (ii) the acquisition, ownership and disposition of the New Notes by the initial exchangers of the Existing Notes, and, to the limited extent discussed below under ' -- Market Discount' and ' -- Acquisition Premium', to subsequent holders of the New Notes. Except to the limited extent discussed below under ' -- Non-U.S. Holders', this summary is limited to United States Persons (as defined below) who hold the Notes as 'capital assets' within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'), and whose 'functional currency' as defined in the Code is the U.S. dollar ('United States Holders'). This discussion does not address the U.S. federal income tax consequences to certain persons subject to special treatment under the federal income tax law, including, but not limited to, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, financial asset securitization investment trusts, financial institutions, persons subject to alternative minimum tax, insurance companies, or persons holding Notes as a part of a hedging, conversion, short sale or integrated transaction or a straddle.

     As used herein, the term 'United States Person' means (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, or
(iii) an estate or trust that is subject to United States federal income taxation without regard to the source of its income.

     This summary is based upon the provisions of law and the regulations, administrative rulings and judicial decisions thereunder now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to acquire, hold or dispose of the Notes. This summary is provided for general information purposes only, and does not constitute, and should not be considered as, legal or tax advice to any purchaser or other holders of the Notes. PERSONS CONSIDERING AN EXCHANGE OF EXISTING NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER OR THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THEREOF IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS CONCERNING ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR OTHER FOREIGN JURISDICTION, AS WELL AS ANY ESTATE OR GIFT TAX CONSIDERATIONS.

     Exchange of Existing Notes for New Notes. The exchange of an Existing Note for a New Note pursuant to the Exchange Offer should not be treated as a taxable exchange or otherwise as a taxable event for United States federal income tax purposes. Consequently, no gain or loss should be recognized by a holder upon exchange of an Existing Note for a New Note. The New Notes should have the same issue price as the Existing Notes and each United States Holder should have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the Exchange Offer.

     In any event, persons considering the exchange of Existing Notes for New Notes should consult their own tax advisors concerning the United States federal income tax consequences of such exchange in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

     Original Issue Discount. For federal income tax purposes, when a debt instrument is issued at a discount, the amount of such discount ('original issue discount' or 'OID') is treated as interest income, and the holder of such instrument must include such OID in his income for the period during which the OID accrues even if no cash attributable to such OID income is received until maturity, redemption or other disposition of the debt instrument.

     The amount of OID, if any, on a debt instrument, such as the Notes, is the difference between its 'issue price' and its 'stated redemption price at maturity' (subject, generally, to a de minimis exception not applicable to the Notes). The portion of any such OID that is to be accrued (and included in income) with respect to a debt instrument with a maturity of more than one year generally will be determined for each accrual period during the term of such debt instrument under the constant yield method, applied by (i) multiplying the adjusted issue price of the debt instrument at the beginning of

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

the accrual period by its yield to maturity, and (ii) subtracting from that product the amount of any interest payments made during that accrual period that are based on a single fixed rate and are payable unconditionally in cash or in property (other than debt instruments of the issuer) at intervals of one year or less during the entire term of the debt instrument ('qualified stated interest'). The resulting amount is allocated ratably to each day in the accrual period, and the amount includible in a holder's income (whether on the cash or accrual method of accounting) with respect to the debt instrument is the sum of the resulting daily portions of OID for each day of the taxable year during which the holder held the debt instrument. Under these rules, a United States Holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     The 'issue price' of each note in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The 'stated redemption price at maturity' of a Note equals the sum of all payments to be made on such Note other than qualified stated interest. The 'adjusted issue price' of a debt instrument at the beginning of any accrual period is equal to its issue price increased by all previously accrued OID and reduced by the amount of all previous payments made on such debt instrument (other than payments of qualified stated interest). Generally, the tax basis of the debt instrument in the hands of the holder will be increased and decreased, respectively, by the same amounts.

     The Existing Notes were issued with OID for federal income tax purposes equal to the amount of the excess of the stated redemption price at maturity for the Notes over the issue price for the Existing Notes. Each Existing Note was issued at a price of $412.66 per $1,000 principal amount, which translates into aggregate OID for the Notes of $587.34 per $1,000 principal amount. The New Notes will be treated as having an equivalent issue price and equivalent OID. This OID will generally be required to be recognized by the Holders of the Notes under the constant yield method described above. Because the Notes do not provide for the payment of any interest currently, there will be no 'qualified stated interest' on the Notes.

     The Company is required to furnish to the Internal Revenue Service, and will furnish annually to the record Holders of the Notes (other than corporations and other exempt recipients), certain information returns with respect to OID accruing during the calendar year. Because this information will be based upon the adjusted issue price of the Notes as if the Holder were the original Holder of the Notes, subsequent Holders who purchase Notes for an amount other than the adjusted issue price for such Notes or on a date other than the end of an accrual period for the Notes will be required to determine for themselves the amount of OID, if any, that they are required to report.

     Market Discount. The income which an investor who acquires a Note from an original Holder at a 'market discount' must recognize may be affected by the market discount provisions of the Code. Debt instruments such as the Notes are considered to have been purchased at a market discount if, subsequent to their original issuance, they are purchased at a price below their adjusted issue price.

     Under the market discount rules, if such an investor purchases a Note at a market discount in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain so recognized and the portion of the market discount that accrued while the Note was held by such investor generally will be treated as ordinary income at such time. Moreover, any such market discount on a Note may be taxable to such an investor at the time of certain otherwise non-taxable transactions (e.g., gifts). In addition, a Holder of a market discount Note may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such Note until the Holder disposes of the Note in a taxable transaction.

     Neither the rule treating accrued market discount as ordinary income on disposition nor the rule deferring interest deductions applies if the holder of the market discount Note elects to include the accrued market discount in income currently. This election to include market discount in income currently, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. United States Holders should consult with their own tax advisors in deciding whether to elect to include market discount in income currently.

     Acquisition Premium. A United States Holder that purchases a Note for an amount (excluding any amount paid for accrued interest) that is greater than its adjusted issue price but equal to or less than the Note's remaining stated redemption price at maturity will be considered to have purchased such Note at an 'acquisition premium.' The amount of OID which such Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocated to such year.

     Sale, Exchange, Redemption or Repayment of the Notes. Upon the disposition of a Note by sale, exchange, redemption, or repayment, a United States Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously included in income, which amounts will be taxable as ordinary income) and (ii) the United States Holder's tax basis in the Note.

     A United States Holder's tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the United States Holder increased by amounts includible in income as OID and market discount (if the Holder elects to include market discount on a current basis), and reduced by any payment other than payments of qualified stated interest made on such Note.

     Such gain or loss (except to the extent that the market discount rules discussed above otherwise provide) generally will constitute capital gain or loss and will be long-term capital gain or loss if the United States Holder has held such Note for longer than one year. Recently enacted legislation generally provides that noncorporate taxpayers with net long-term capital gains will be subject to reduced rates of taxation on such gains, which may vary depending upon the periods which the assets giving rise to such gain were held. United States Holders should consult their own tax advisors about these new capital gain provisions.

     Non-U.S. Holders. The following is a summary of certain United States federal income tax consequences that may be relevant to a beneficial owner of the Notes that is not a United States Person (a 'Non-U.S. Holder'). This summary deals only with Non-U.S. Holders that are initial holders of the Notes and that will hold the Notes as capital assets. It does not address the tax considerations applicable to Non-U.S. Holders if income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States.

     Generally, payments of interest (which for purposes of this discussion includes OID) made with respect to the Notes to a Non-U.S. Holder will not be subject to United States federal income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the Company through stock ownership and (iii) the Non-U.S. Holder complies with applicable certification requirements.

     Any capital gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to United States federal income or withholding taxes unless such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and meets certain additional requirements.

     Non-U.S. Holders to whom the above exemptions do not apply may nonetheless be able to avail themselves of an applicable income tax treaty exemption from United States federal income and withholding tax. Such persons should consult with their tax advisors regarding the potential applicability to them of an income tax treaty exemption.

     Back-up Withholding. A United States Holder of a Note may be subject to 'back-up withholding' at the rate of 31% with respect to certain 'reportable payments,' which generally include interest (including certain OID) payments. These back-up withholding rules apply if such holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ('TIN') certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to back-up withholding. Any amount withheld from a payment to an investor under the back-up withholding rules is creditable against such investor's U.S.

federal income tax liability, provided the required information is furnished to the IRS. Back-up withholding will not apply, however, with respect to payments made to certain holders of the Notes, including corporations, tax-exempt organizations and certain foreign persons, provided their exemption from back-up withholding is properly established. Holders of Notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption.

     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL U.S. INCOME TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR RETIREMENT OF THE NOTES. PERSONS CONSIDERING AN EXCHANGE OF EXISTING NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER OR THE PURCHASE, OWNERSHIP, OR DISPOSITION OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

                              PLAN OF DISTRIBUTION

     The Existing Notes were issued and sold on January 15, 1998 in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on an interpretation of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, including Exxon Capital, Morgan Stanley and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an Affiliate of the Company), without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement or understanding with any person to participate in, and do not intend to engage in any distribution of, the New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Existing Notes, other than a broker-dealer, must acknowledge that it is not engaged in, has no arrangement or understanding with any person to participate in, and does not intend to engage in a distribution of New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of New Notes (i) will not be able to rely on the interpretations of the staff of the Commission set forth in the above-referenced no-action letters, (ii) will not be able to validly tender Existing Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from, or in a transaction not subject to, such requirements.

     In addition, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal accompanying this Prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an 'underwriter' within the meaning of Section 2(11) of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any broker-dealers and will indemnify holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes offered will be passed upon for the Company by Leavy Rosensweig & Hyman, New York, New York. David Z. Rosensweig, a partner in the firm of Leavy Rosensweig & Hyman, is the Secretary and a director of the Company. Certain legal matters concerning the offering of the New Notes will be passed upon for the Company by its securities counsel, Whitman Breed Abbott & Morgan LLP, New York, New York. Certain legal matters will be passed upon for the holders of Notes by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Century Communications Corp.'s Annual Report on Form 10-K for the fiscal year ended May 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

_____________________________                      _____________________________

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS

                                                                                                                              PAGE
                                                                                                                              ----
Available Information......................................................................................................      3

Information Incorporated by
  Reference................................................................................................................      3

Forward-Looking Statements.................................................................................................      4

Summary....................................................................................................................      6

The Company................................................................................................................      6

Risk Factors...............................................................................................................     12

Ratio of Earnings to Fixed Charges.........................................................................................     16

Use of Proceeds............................................................................................................     17

The Exchange Offer.........................................................................................................     20

Description of the Notes...................................................................................................     28

Certain Federal Income Tax Considerations..................................................................................     42

Plan of Distribution.......................................................................................................     45

Legal Matters..............................................................................................................     46

Experts....................................................................................................................     46

                                  $605,000,000

[Logo]             CENTURY
                   COMMUNICATIONS
                   CORP.

                               OFFER TO EXCHANGE
                         $605,000,000 OF THE COMPANY'S
           SENIOR DISCOUNT NOTES DUE 2008, SERIES B, WHICH HAVE BEEN
                      REGISTERED UNDER THE SECURITIES ACT,
                            FOR $605,000,000 OF ITS
                       OUTSTANDING SENIOR DISCOUNT NOTES
                               DUE 2008, SERIES A

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 MARCH 17, 1998

_____________________________                      _____________________________

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